Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 6, 2013, with respect to the consolidated financial statements included in the Annual Report of SPS Commerce, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of SPS Commerce, Inc. on Forms S-3 (File No. 333-192392, File No. 333-182097and File No. 333-174026) and on Forms S-8 (File No. 333-201673, File No. 333-193544, File No. 333-185972, File No. 333-182007, File No. 333-179236, File No. 333-172073, File No. 333-167315 and File No. 333-167314).

/s/Grant Thornton LLP

Minneapolis, Minnesota

February 20, 2015